UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation.

Item 1: On September 18, 2026, the Garg Group issued the following press release:

Garg Group Announces Slate of Results-Oriented, Shareholder-Aligned Director Candidates at Better Home & Finance

Candidates Include Seasoned Consumer, Technology and Product Executives and Investors, Two of Whom Are Significant Better Shareholders

Believes Reconstituted Board and Restored Leadership Will Pave the Way for Shareholder Value Creation

Urges Shareholders to Vote on the GREEN CONSENT CARD to Support the Garg Group’s Proposals to Remove Directors Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan from the Board

NEW YORK--(BUSINESS WIRE)--Vishal Garg, founder and former CEO of Better Home & Finance Corporation (“Better” or the “Company”) (Nasdaq: BETR) and significant shareholder, today announced a slate of three highly experienced, independent director candidates whom he has recruited to join the Company’s Board of Directors (the “Board”). Mr. Garg is currently soliciting consents from shareholders for proposals including to remove five current directors, thereby paving the way to upgrade the Board and allow Mr. Garg to play a meaningful role going forward at the Company he founded 12 years ago.

The director candidates include:

Bing Gordon

•	Partner and Chief Product Officer at Kleiner Perkins, a leading venture capital firm, for over 25 years
•	Former senior product advisor to Jeff Bezos and director on the Amazon (Nasdaq: AMZN) board from 2003 to January 2018
•	Co-founder and former Chief Creative Officer of Electronic Arts (formerly Nasdaq: EA)
•	Current director on the boards of Duolingo (Nasdaq: DUOL) and Take-Two Interactive (Nasdaq: TTWO)
•	Bottom line: Bing would bring essential product, platform building and consumer technology executive leadership and governance expertise to the Board

David Heidecorn

•	Current Senior Advisor to L Catterton, following over two decades as Partner and Chief Risk Officer
•	Former EVP & CFO of Alarmguard Holdings, Inc. (formerly AMEX: AGD)

•	Previous experience leading restructuring group at GE Capital
•	Bottom line: David would bring critical financial oversight, risk management and investment perspective to the Board

Steve Sarracino

•	Founder and Partner of Activant Capital, a growth-investment firm focused on technology-enabled businesses with approximately $1.5 billion in AUM and which is one of Better’s largest investors
•	Former director on the Better Board from 2019 to 2024, including as Chair of the Audit Committee
•	Former founding member at Serent Capital, a leading lower-middle market private equity firm focused on investing in high-growth service and technology businesses
•	Bottom line: Steve would bring direct experience scaling high-growth technology and services companies to the Board

Mr. Garg commented: “Shareholders need a strong, independent, and highly qualified Board to drive Better forward. Daniel Lewis and the current Board members do not meet that standard. That is why I am proud to announce this slate of director candidates, which includes stellar, proven leaders who collectively possess deep experience across consumer investing, risk management, technology, product, and growth investing and governance. Bing, David and Steve are all fully independent. In addition, Bing and Steve are already significant Better shareholders, and David will become one after joining the Board, directly aligning them with the interests of all shareholders. They would provide an immediate foundation for Board renewal, and we would retain a leading search firm on day one to identify additional highly qualified independent directors. We would also commence a formal search for a new permanent CEO for Better, working with Daversa Partners, the leading executive search firm for high-growth companies. We look forward to continuing to advocate for shareholders to vote on the GREEN CONSENT CARD to make their voices heard.”

The Garg Group has set an updated target date of October 2, 2026 for the submission of written consents.

Every shareholder’s vote is important. It is time for a better BETR – which is why the Garg Group urges all shareholders to sign, date and return the GREEN CONSENT CARD in favor of the Garg Group’s proposals to remove Board members Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan.

Important Note: The three director candidates identified in this press release have expressed their willingness to serve as Board members if the consent solicitation is successful, however no agreement has been reached with them. Further, the consent solicitation will not automatically result in their appointment to the Board. Rather, they would be nominated by Mr. Garg and their appointments would depend on obtaining approval from a majority of Board members at that time.

About Vishal Garg

Vishal Garg is the Founder, Board Member & former CEO of Better.com, the leading AI mortgage platform. Under Vishal’s leadership, Better.com has provided over $110BN in home financing and provided over $35BN in cumulative coverage through Better Cover and Better Settlement Services, the insurance divisions of Better.com. Better.com has raised over $1.75BN in equity capital and is backed by SoftBank, L Catterton, Kleiner Perkins, Goldman Sachs, Ally Bank, American Express, Citi, IA Ventures and other investors.

Prior to founding Better.com, Vishal founded 1/0 Capital, an early-stage investment firm focused on investments in fintech, data science and consumer products companies. Notable seed stage investments include Paribus, Ramp, Juul, Trumid, Creditas, Climb Credit, Notable, Bland AI, Maxhome AI, among many others which cumulatively have created over $100 billion in market value over the last 10 years.

Vishal previously co-founded MyRichUncle.com, the first online student lender, which he started in 1999 with $30,000 at the age of 21 and built into the fourth largest publicly traded private student loan company in the US. Prior to MyRichUncle, Vishal was an investment banking analyst at Morgan Stanley & Co.

IMPORTANT INFORMATION

Vishal Garg, together with the other participants in his solicitation, has filed a definitive consent solicitation statement with the SEC in connection with the solicitation of written consents from Better stockholders. Stockholders are urged to read the definitive consent solicitation statement and other solicitation materials carefully because they contain important information. The definitive consent solicitation statement is available free of charge through the SEC. GREEN consent cards are being distributed directly to stockholders, including by UPS.

Contacts

Media Contact:

info@onezerocapital.com

garggroup@longacresquare.com

Investor Contact:

Bruce Goldfarb / Chuck Garske

Okapi Partners LLC

(877) 629-6357

info@okapipartners.com

Item 2: Also on September 18, 2026, Mr. Garg posted videos to social media. A transcript of these videos are copied below:

September 18, 2026: Hey Better shareholders, we need you to vote. You should have received your green card in the mail. Vote green. The Better stock went from $27 to $12 when Daniel Lewis became interim CEO. The best way to get it back up is to vote for a Better board. Even if you only own 1,000 shares, your vote matters. Fill out the card and mail it in today. Time is of the essence. Exercise your right to vote.

September 18, 2026: This is a reminder to better shareholders. Your vote is needed. A green voting card was mailed to you. Since Daniel Lewis took over as interim CEO, the valuation has fallen from $27 to $12. Voting for Vishal offers the best chance to reverse that decline. Every vote counts, regardless of share count. Please complete and return your green card as soon as possible. Time is running out.

Item 3: Also on September 18, 2026, Mr. Garg posted materials to social media, copies of which are attached hereto as Exhibit 1 and incorporated herein by reference.